Exhibit 99.1

Daxor Corporation Announces Appointment of Henry D. Cremisi, MD, FACP and Joy Goudie, Esq. to the Company’s Board of Directors

NEW YORK, June 30, 2020 — Daxor Corporation (NYSE MKT: DXR), an investment company with innovative medical instrumentation and biotechnology operations focused on blood volume measurement, today announced the appointments of Dr. Henry D. Cremisi and Joy Goudie, Esq. to the Company’s Board of Directors, effective June 29, 2020. Ms. Goudie is replacing Berne Saxe, Esq. after having served as a Board Member for 12 years.

“I am extremely pleased to welcome both Dr. Cremisi and Joy Goudie, Esq. to our Board of Directors,” commented Michael Feldschuh, CEO and President of Daxor Corporation. “Henry’s substantive clinical expertise and Joy’s extensive IP and patent knowledge are incredibly pertinent to Daxor as the company continues to expand the commercial growth of the BVA-100 diagnostic blood test and prepares for its next generation technology.”

Dr. Cremisi is currently a Medical Director (Renal) at AstraZeneca Pharmaceuticals with over 32 years of experience in medicine. Prior, Dr. Cremisi served as Chairman of Medical Education and a Nephrologist and Hospitalist for Novant Health in Charlotte, North Carolina. He is a Fellow of the American College of Physicians and certified by the American Board of Internal Medicine in both internal medicine and nephrology. Dr. Cremisi has many scientific and professional memberships including the International Society of Nephrology, American Society of Nephrology, Cardiorenal Society of America, Heart Failure Society of America, Society of Hospital Medicine, American College of Physicians, Renal Physicians Association and the American Medical Association.

“I’m very pleased to join Daxor’s Board of Directors at such a crucial time,” said Dr. Cremisi. “The clinical utility of the BVA-100 test could be the difference between life and death. Its role in helping providers manage volume derangements in heart failure and critically ill patients can transform the way these chronic diseases are treated, improving outcomes for patients.”

Joy Goudie, Esq. is currently a partner at Wissing Miller, LLP, following twelve years as Senior Patent Counsel for Revlon leading cross-functional teams in the US and Spain. In addition, she served as Vice President managing Revlon’s global R&D portfolio and driving new technologies. A published scientist, Ms. Goudie has worked with patents and R&D teams in the development of new antibiotics and small molecules for treatment of solid tumor cancers.

“Daxor is an impressive company with an outstanding team,” said Ms. Goudie. “I look forward to working closely with Daxor’s R&D and business development teams, reviewing the product portfolio and patent landscape to guide product strategy and support the next generation technology.”

About Daxor Corporation

Daxor Corporation (NYSE: DXR) is an innovative medical instrumentation and biotechnology company focused on blood volume measurement. We developed and market the BVA-100® (Blood Volume Analyzer), the first diagnostic blood test cleared by the FDA to provide safe, accurate, objective quantification of blood volume status and composition compared to patient-specific norms. The BVA technology has the potential to improve hospital performance metrics in a broad range of surgical and medical conditions including heart failure and critical care by better informing treatment strategies, resulting in significantly better patient outcomes. Our mission is to partner with clinicians to incorporate BVA technology into standard clinical practice and improve the quality of life for patients. For more information please visit our website at Daxor.com.

Forward-Looking Statements

Certain statements in this release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements regarding the impact of hiring sales staff and expansion of our distribution channels. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including, without limitation, those risk associated with our post-market clinical data collection activities, benefits of our products to patients, our expectations with respect to product development and commercialization efforts, our ability to increase market and physician acceptance of our products, potentially competitive product offerings, intellectual property protection, FDA regulatory actions, our ability to integrate acquired businesses, our expectations regarding anticipated synergies with and benefits from acquired businesses, and additional other risks and uncertainties described in our filings with the SEC. Forward-looking statements speak only as of the date when made. Daxor does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Bret Shapiro

Sr. Managing Partner, CORE IR

516-222-2560

brets@coreir.com